Exhibit 21
SUBSIDIARIES
MIDLAND CAPITAL HOLDINGS CORPORATION

Parent	Subsidiary	Ownership	Organization

Midland Capital Holdings Corporation	Midland Federal	100%	Federal
	Savings and Loan Association

Midland Federal Savings and Loan Association	Midland Federal	100%	Illinois
	Service Corporation

Midland Federal Service Corporation	Midland Insurance	100%	Illinois
	Services, Inc.

Midland Federal Service Corporation	Bridgeview Development	100%	Illinois
	Company, Inc.
The financial statements of the Registrant are consolidated with those of its subsidiary.